Exhibit 10.7

SENIOR SECURED CREIDT FACILITY

December 31, 2024

FOR VALUE RECEIVED, SCANTECH AI SYSTEMS INC, a Delaware corporation (the “Company”), hereby promises to pay to the order of SEAPORT SIBS LLC (the “Lender” or “PubCo”) the Principal Amount (as defined below) in the amounts and on the dates set forth herein, together with interest on the unpaid Principal Amount outstanding from time to time from the date each such amount is advanced as provided herein, at a rate of fifteen percent (15.0%) per annum, paid quarterly.

WHEREAS, ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (“ScanTech”), has entered into a Business Combination Agreement, dated as of September 5, 2023 (as it has been amended from time to time, the “Business Combination Agreement”), with Lender, Mars Merger Sub I Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Purchaser Merger Sub”), Mars Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), pursuant to which, among other things, Pubco will become the parent of the Company and a publicly traded company (the “Business Combination”).

WHEREAS, the Company has requested, and the Lender has agreed to make available to the Company, a credit facility in the amount of $2,000,000.00 (the “Facility”);

WHEREAS, the Company has agreed to enter into this Facility with the Lender and the Lender has agreed to the advance based on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1.            Principal Amount. As used herein, the term “Principal Amount” means the aggregate amount of all advances made by the Lender to the Company pursuant to this Facility (each, an “Advance”), less all repayments on account of principal from time to time with respect to the Principal Amount, up to the maximum principal amount of $2,000,000.00 (Two Million Dollars). The initial advance of this Facility is available 15 days from the execution of this agreement. The Company shall record, using a form substantially similar to Schedule I attached to this Facility, (i) the date and amount of each Advance made by the Lender to the Company, (ii) the date and amount of each payment on account of principal made by the Company to the Lender, and (iii) the resulting outstanding Principal Amount. Entries made in good faith by the Company shall be binding and conclusive on the parties absent manifest error.

2.            Maturity Date. The Principal Amount and all accrued interest under this Facility shall be due and payable upon demand by the Lender twelve months from the date funds are released to the Company (the “Maturity Date”). Notwithstanding the foregoing, the entire unpaid Principal Amount, together with all accrued interest thereon, shall become immediately due and payable upon the occurrence of an Event of Default (as hereinafter defined). The Company may redeem the Facility, in whole or in part, at any time during the term of the Facility, at 115% of the then Principal Amount of the Facility being redeemed including interest prior to the Maturity Date.

3.            Interest Rate and Calculation. The Company shall pay Payment In Kind (PIK) interest at a rate of 15.0% per annum on the outstanding Principal Amount computed by multiplying the actual number of days in such period by a daily interest rate based on a 360-day year, which such interest shall be due and payable each quarter.

4.            Security and Seniority. This Facility shall be considered senior secured by the collateral pool of the Borrower and the Holder shall become a party to the Intercreditor Agreement dated September 24, 2024 (the “Intercreditor Agreement”). In connection with the consummation of the Business Combination, the Collateral Agent (as defined in the Intercreditor Agreement) shall sign an acknowledgement confirming Holder’s joinder to the Intercreditor Agreement and Holder’s senior secured status.

5.            Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)            Failure to Pay. The Company shall fail to pay the outstanding Principal Amount and accrued interest on any date when due hereunder; or

(b)            Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Facility and such failure shall continue for (10) business days after the Company’s receipt of written notice from the Lender or its representatives of such failure; or

(c)            Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to the Lender in writing in connection with this Facility, or as an inducement to the Lender to enter into this Facility, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d)            Voluntary Bankruptcy or Insolvency Proceedings. The Company or any of its Affiliates (“Affiliate” shall mean any entity in which the Company owns at least fifty percent (50%) of the equity) shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian for itself, or of all or a substantial part of its assets or property, (2) be unable, or admit in writing its inability, to pay its debts generally as they mature, (3) make a general assignment for the benefit of its creditors, (4) become insolvent (as such term may be defined or interpreted pursuant to any applicable statute), (5) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (6) take any action for the purpose of effecting any of the foregoing; or

(e)            Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, any of its Affiliates, or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, any of its affiliates, or the debts thereof pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

(f)            Other Defaults. Any default not specified herein shall be specified and governed by the Intercreditor Agreement.

6.            Transfer, Successors and Assigns. The terms and conditions of this Facility shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Lender may not assign, pledge, or otherwise transfer this Facility without the prior written consent of the Company. Subject to the preceding sentence, this Facility may be transferred only upon surrender of the original Facility for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer. Interest and principal are payable only to the registered holder of this Facility. Neither this Facility nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Lender.

7.            Expenses. The Lender is responsible for all cost of its due diligence, legal and other expenses related to the signing and enforcement of this Facility.

8.            Termination. In the event there has been no Advances made to the Company, the Facility may be terminated by written mutual agreement from the Company and the Lender without penalty

9.            Indemnity. The Company agrees to promptly pay, indemnify and hold the Lender harmless from all state and federal taxes of any kind and other liabilities assessed against the Company with respect to or resulting from the execution and/or delivery of this Facility.

10.          Further Assurances. The Company shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to the Lender all reasonable documents, and take all actions, reasonably required by the Lender from time to time to confirm the rights created or now or hereafter intended to be created under this Facility, to protect and further the validity, priority and enforceability of this Facility, or otherwise carry out the purposes of this Facility and the transactions contemplated hereunder.

11.          Costs of Collection. The Company agrees to pay all reasonable costs and expenses of collection incurred by the Lender, in addition to principal and interest (including, without limitation, reasonable attorneys’ fees and disbursements) and including all reasonable costs and expenses incurred in connection with the pursuit by the Lender of any of its rights or remedies referred to in this Facility, whether or not suit on this Facility is commenced, and all such reasonable costs and expenses shall be payable on demand, together with interest thereon.

12.          Governing Law/Venue/Jurisdiction/Wavier of Jury Trial. This Facility and the rights and obligations of the Company and the Lender shall be governed by and interpreted in accordance with the law of the State of New York (without regard to any conflicts of law rule that would require the application of the law of any other jurisdiction). In any litigation in connection with or to enforce this Facility or any endorsement or guaranty of this Facility, the Company irrevocably consents to personal jurisdiction on the courts of the State of New York or the United States located within the State of New York and expressly waive any objections as to venue in any such courts. Nothing contained herein shall, however, prevent the Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law. The parties irrevocably and voluntarily agree to waive any right to a trial by jury in respect of such claim.

13.         Waiver. The Company hereby expressly and unconditionally waives presentment, demand, protest, notice of protest or notice of any kind, including, without limitation, any notice of intention to accelerate and notice of acceleration, except as expressly provided herein, and in connection with any suit, action or proceeding brought by the Lender on this Facility, any and every right it may have to (a) a trial by jury, (b) interpose any counterclaim therein (other than a counterclaim that can only be asserted in the suit, action or proceeding brought by the Lender on this Facility and cannot be maintained in a separate action) and (c) have the same consolidated with any other or separate suit, action or proceeding.

14.          Severability. Wherever possible, each provision of this Facility shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Facility shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Facility.

15.         Counterparts. This Facility may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Facility.

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SCANTECH AI SYSTEMS INC. (COMPANY)

By:	/s/ Karl Brenza
Name: Karl Brenza
Title: Chairman and Director

SEAPORT SIBS LLC (LENDER)

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Authorized Signatory